EXHIBIT 99

May 21, 2019    Contact:    Roger Schrum
+843-339-6018
        roger.schrum@sonoco.com

Sonoco Contributing $200 Million to U.S. Defined Pension Plans

HARTSVILLE, S.C., U.S. – Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today announced it is making voluntary contributions of approximately $200 million to its U.S. Defined Benefit Pension Plans.

According to Julie Albrecht, Sonoco’s Vice President and Chief Financial Officer, the voluntary contributions are projected to increase the funded status of the Company’s U.S. Defined Benefit Plans to approximately 100 percent. Sonoco previously closed its U.S. defined retirement plans at the end of 2003 and ceased additional benefit accruals at year-end 2018 involving all employees in the final average pay pension formula within these pension plans.

“This is another significant step in our actions to de-risk our U.S. pension plans. By making the voluntary contributions, along with the Plan’s Investment Council action to increase the allocation of pension assets to fixed-income investments, we are taking advantage of our strong financial position to limit the impact of future market volatility to our free cash flow. This activity further supports Sonoco’s strategic initiatives of profitable growth and simplification,” said Albrecht. “These actions will not reduce any retirement benefits provided to the approximately 12,000 participants of Sonoco’s U.S. defined benefit pension plans.”

To fund the voluntary contributions to the pension plans, Sonoco has entered into a $200 million, one-year term loan with a relationship bank. The pre-payable, unsecured loan has an option to renew for a second year and has an interest rate of LIBOR plus 1.0 percent, based on the Company’s current investment grade credit rating.

About Sonoco
Founded in 1899, Sonoco (NYSE: SON) is a global provider of a variety of consumer packaging, industrial products, protective packaging, and displays and packaging supply chain services. With annualized net sales of approximately $5.4 billion, the Company has 23,000 employees working in approximately 300 operations in 36 countries, serving some of the world’s best known brands in some 85 nations. Sonoco is committed to creating sustainable products, services and programs for our customers, employees and communities that support our corporate purpose of Better Packaging. Better Life. The Company ranked first in the Packaging sector on Fortune’s World’s Most Admired Companies for 2019 as well as Barron’s 100 Most Sustainable Companies. For more information, visit www.sonoco.com.

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